CONTACTS:	Rodney C. Sacks
Chairman and Chief Executive Officer
(951) 739-6200

Hilton H. Schlosberg
Vice Chairman
(951) 739-6200

Roger S. Pondel / Judy Lin Sfetcu
PondelWilkinson Inc.
(310) 279-5980

HANSEN NATURAL REPORTS RECORD 2008 THIRD QUARTER AND

NINE MONTHS FINANCIAL RESULTS

-- Third Quarter Net Sales Rise 15.3% to $285.0 million;

Net Income Increases 14.5% to $52.4 million --

Corona, CA – November 6, 2008 – Hansen Natural Corporation (NASDAQ:HANS) today reported financial results, including increases in sales and profits, for the three and nine months ended September 30, 2008.

Gross sales for the 2008 third quarter increased 17.0 percent to $325.2 million from $277.8 million a year earlier. Net sales for the third quarter increased 15.3 percent to $285.0 million from $247.2 million in the same quarter last year.

Gross profit as a percentage of net sales was 52.4 percent for the three months ended September 30, 2008, compared with 51.9 percent for the comparable 2007 quarter.

Operating expenses for the 2008 third quarter increased to $67.6 million from $55.0 million in the same quarter last year.

Distribution costs as a percentage of net sales were 5.5 percent for the third quarter, compared with 5.3 percent in the same quarter last year.

Selling expenses as a percentage of net sales for the 2008 third quarter were 11.1 percent, compared with 10.4 percent a year ago. Increases in sponsorship expenditures, commissions, costs of our trade development program and costs of sampling activities contributed to the increase in selling expenses over the prior year. Merchandise display costs were notably lower than in the comparable quarter last year.

General and administrative expenses for the 2008 third quarter were $20.3 million, compared with $16.1 million for the comparable quarter last year. Stock based compensation (a non-cash item) was $4.0 million in the third quarter of 2008, compared with $2.2 million in the prior-year period.

Operating income for the 2008 third quarter increased 11.5 percent to $81.8 million from $73.4 million a year ago.

Net income for the third quarter of 2008 increased 14.5 percent to $52.4 million, or $0.54 per diluted share, compared with $45.8 million, or $0.46 per diluted share last year.

Net sales for the Company’s DSD segment were $257.7 million for the three months ended September 30, 2008, an increase of approximately $35.8 million, or 16.1 percent from $221.9 million for same period in 2007. Net sales for the Company’s warehouse segment were $27.3 million for the 2008 third quarter, an increase of approximately 7.8% from $25.3 million for the 2007 third quarter.

Within the DSD segment, gross sales of Monster® and Java Monster™ products increased 17.1 percent during the 2008 third quarter.

Gross sales to customers outside the United States were $31.1 million in the 2008 third quarter (including sales of approximately $1.7 million in the United Kingdom), compared with $13.9 million in the comparable quarter last year.

In the nine months ended September 30, 2008 gross sales increased 19.3 percent to $893.3 million from $748.5 million for the comparable period a year earlier. Net sales for the first nine months of 2008 increased 18.5 percent to $779.4 million from $657.8 million a year ago. Gross profit as a percentage of net sales was 51.4 percent for the nine month period of 2008, compared with 52.0 percent for the same period in 2007.

Operating expenses for the nine months ended September 30, 2008, increased to $197.6 million from $175.6 million in the same period last year (see Certain Identified Items below). Operating income increased 21.7 percent to $202.8 million from $166.7 million in the first nine months of 2007.

Net income for the first nine months of 2008 increased 26.1 percent to $131.5 million, or $1.34 per diluted share, compared with $104.3 million, or $1.06 per diluted share, for the same period last year.

Rodney C. Sacks, chairman and chief executive officer, attributed the record revenues and profits to continued strong sales of Monster Energy® and Java Monster™ drinks, which grew in excess of the category and achieved further gains in market share.

“We are pleased with the continued strong performance of the Monster® brand given the challenges being experienced in the broader economy, which are resulting in weaker sales being recorded in almost all categories of ready-to-drink beverages in the United States. This weakness is most pronounced in convenience store cold drink channels, where the vast majority of energy drinks are sold. We continue to believe that the moderating growth in the energy drink segment appears, in part, to be due to the challenging current macro economic environment and the resulting decline in store traffic,” added Sacks.

Sacks said that the Company is moving forward with the realignment of its Monster Energy® distribution arrangements and is preparing for the transition of distribution of the Monster Energy® drinks line in selected territories of the United States to Coca-Cola Enterprises, Inc. (“CCE”), other Coke bottlers and new Anheuser-Busch distributors. He said, “Certain of these new distribution arrangements are scheduled to commence during November 2008. Distribution of Monster Energy® in the United Kingdom by CCE is also scheduled to begin during November 2008 and in France, Monaco, Belgium, Holland and Luxembourg at the beginning of 2009. CCE is also scheduled to distribute the Monster Energy® line in Canada starting January 1, 2009.”

As previously announced, as a consequence of the new distribution arrangements, the Company will expense termination payments due to terminated distributors, which are estimated to be between $110 and $130 million in the aggregate, but which could be higher or lower, primarily in the 2008 fourth quarter. The Company will also receive non-refundable contributions from newly appointed distributors covering a significant portion of the costs of terminating the affected distributors.  These contributions will be accounted for as deferred revenue, which will be recognized as revenue ratably over the anticipated 20-year life of the distribution agreements.

Certain Identified Items

The table below sets out the contributions, net of reimbursements, for the three and nine months ended September 30, 2008 and 2007, respectively, recorded by the Company related to Anheuser-Busch distributors for their contributions to offset the costs of terminating prior distributors. Such amounts have been accounted for as deferred revenue, and are being recognized as revenue ratably over the anticipated 20-year life of the respective Anheuser-Busch distribution agreements.

The table below also includes the termination costs incurred by the Company in the three and nine months, ended September 30, 2008 and 2007, respectively, in connection with the transition of certain of the Company’s distribution arrangements to certain of its prior distributors, who have been replaced by Anheuser-Busch distributors. Such termination costs have been expensed in full and are included in operating expenses for the corresponding periods.

In connection with the Company’s special investigation of stock option grants and granting practices, related litigation and other related matters, the Company incurred professional service fees, net of insurance proceeds, for the three and nine months ended September 30, 2008 and 2007, respectively, which have been fully expensed in the respective periods and are recorded in the table below.

The following table summarizes the identified items discussed above for the three and nine months ended September 30, 2008 and 2007:

	Three-Months Ended			Nine-Months Ended
	September 30,			September 30,
	2008	2007		2008	2007
Included in Deferred Revenue:	(In Thousands)	(In Thousands)		(In Thousands)	(In Thousands)
Contributions from, net of reimbursements to, Anheuser-Busch Distributors	$ 5	$ 1,290		$ (360)	$ 21,136

Included in Net Sales:
Recognition of deferred revenue	$ 523	$ 453		$ 1,539	$ 1,389

Included in Operating Expenses:
Termination payments to prior distributors	$ (193)	$ 322		$ (43)	$ 15,023
Professional service fees (net of insurance proceeds) associated with the review of stock option grants and granting practices, related litigation and other related matters	$ -	$ 95	1	$ (200)	$ 11,000	1

1 net of $0.8 million insurance reimbursements

Auction Rate Securities

At September 30, 2008 the Company held auction rate securities with a face value of $117.0 million ($129.8 million at June 30, 2008). The Company determined that a temporary impairment of $5.6 million had occurred at September 30, 2008, which resulted in unrealized (gains) losses of $(0.03) million and $3.3 million net of taxes, and which are included in other comprehensive (income) loss respectively, for the three and nine months ended September 30, 2008. These securities will continue to accrue interest at their contractual rates until their respective auctions succeed or they are redeemed.

The Company will host an investor conference call on November 6, 2008 at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). The conference call will be open to all interested investors through a live audio web broadcast via the internet at www.hansens.com and www.opencompany.info. For those who are not able to listen to the live broadcast, the call will be archived for approximately one year on both websites.

Hansen Natural Corporation

Based in Corona, California, Hansen Natural Corporation markets and distributes Hansen’s® natural sodas, sparkling beverages, apple juice and juice blends, fruit juice smoothies, multi-vitamin juice drinks in aseptic packaging, iced teas, energy drinks, Junior Juice® juices and water beverages, Blue Sky® brand beverages, Monster Energy® brand energy drinks, Monster Hitman™ energy shooters, Java Monster™ brand non-carbonated dairy based coffee drinks, Lost® Energy™ brand energy drinks, Joker Mad Energy™,

Unbound® Energy and Ace™ Energy brand energy drinks and Rumba®, Samba and Tango brand energy juices. For more information visit www.hansens.com and www.monsterenergy.com.

Note Regarding Use of Non-GAAP Measures

Gross sales, although used internally by management as an indicator of operating performance, should not be considered as an alternative to net sales, which is determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”), and should not be used alone as an indicator of operating performance in place of net sales. Additionally, gross sales may not be comparable to similarly titled measures used by other companies as gross sales has been defined by our internal reporting requirements. However, gross sales is used by management to monitor operating performance including sales performance of particular products, salesperson performance, product growth or declines and our overall performance. The use of gross sales allows evaluation of sales performance before the effect of any promotional items, which can mask certain performance issues. Management believes the presentation of gross sales allows a more comprehensive presentation of our operating performance. Gross sales may not be realized in the form of cash receipts as promotional payments and allowances may be deducted from payments received from customers.

Caution Concerning Forward-Looking Statements

Certain statements made in this announcement may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding the expectations of management with respect to our future operating results and other future events including revenues and profitability. Management cautions that these statements are based on management’s current knowledge and expectations and are subject to certain risks and uncertainties , many of which are outside of the control of the Company, that could cause actual results and events to differ materially from the statements made herein. Such risks and uncertainties include , but are not limited to, the following: actual performance of the parties under the new distribution agreements; potential disruptions arising out of the transition of certain territories to new distributors; changes in sales levels by existing distributors; unanticipated costs incurred in connection with the termination of existing distribution agreements or the transition to new distributors; changes in consumer preferences; changes in demand due to economic conditions; activities and strategies of competitors, including the introduction of new products and competitive pricing and/or marketing of similar products; changes in the price and/or availability of raw materials; other supply issues, including the availability of products and/or suitable production facilities; product distribution and placement decisions by retailers; political, legislative or other governmental actions or events in one or more regions in which we operate. For a more detailed discussion of these and other risks that could affect our operating results, see the Company’s reports filed with the Securities and Exchange Commission. The Company’s actual results could differ materially from those contained in the forward-looking statements. The Company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

# # #

(tables below)

HANSEN NATURAL CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OTHER INFORMATION

FOR THE THREE-AND NINE-MONTHS ENDED SEPTEMBER 30, 2008 AND 2007

(In Thousands, Except Per Share Amounts) (Unaudited)

	Three-Months Ended		Nine-Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Gross sales, net of discounts and returns*	$ 325,152	$ 277,845	$ 893,284	$ 748,496

Less: Promotional and other allowances**	40,166	30,634	113,876	90,670

Net sales	284,986	247,211	779,408	657,826

Cost of sales	135,550	118,829	379,039	315,555

Gross profit	149,436	128,382	400,369	342,271
Gross profit margin as a percentage of net sales	52.4%	51.9%	51.4%	52.0%

Operating expenses[1]	67,644	55,002	197,560	175,559
Operating expenses as a percentage of net sales	23.7%	22.2%	25.3%	26.7%

Operating income	81,792	73,380	202,809	166,712
Operating income as a percentage of net sales	28.7%	29.7%	26.0%	25.3%

Interest and other income, net	2,111	2,161	8,506	5,439

Income before provision for income taxes	83,903	75,541	211,315	172,151

Provision for income taxes	31,466	29,744	79,835	67,845

Net income	$ 52,437	$ 45,797	$ 131,480	$ 104,306
Net income as a percentage of net sales	18.4%	18.5%	16.9%	15.9%

Net income per common share:
Basic	$ 0.57	$ 0.50	$ 1.42	$ 1.15
Diluted	$ 0.54	$ 0.46	$ 1.34	$ 1.06

Weighted average number of shares of common stock and common stock equivalents:
Basic	92,337	91,572	92,852	90,589
Diluted	96,916	98,895	97,997	98,586

Case sales (in thousands) (in 192-ounce case equivalents)	28,009	26,450	79,009	72,796
Average net sales price per case	$ 10.17	$ 9.35	$ 9.86	$ 9.04

[1] Includes costs associated with terminating existing distributors and legal and accounting fees relating to the special investigation of stock option grants and granting practices and related litigation, net of insurance proceeds.

*Gross sales, although used internally by management as an indicator of operating performance, should not be considered as an alternative to net sales, which is determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”), and should not be used alone as an indicator of operating performance in place of net sales. Additionally, gross sales may not be comparable to similarly titled measures used by other companies as gross sales has been defined by our internal reporting requirements. However, gross sales are used by management to monitor operating performance including sales performance of particular products, salesperson performance, product growth or declines and our overall performance. The use of gross sales allows evaluation of sales performance before the effect of any promotional items, which can mask certain performance issues. Management believes the presentation of gross sales allows a more comprehensive presentation of our operating performance. Gross sales may not be realized in the form of cash receipts as promotional payments and allowances may be deducted from payments received from customers.

** Although the expenditures described in this line item are determined in accordance with GAAP and meet GAAP requirements, the disclosure thereof does not conform with GAAP presentation requirements. Additionally, the presentation of promotional and other allowances may not be comparable to similar items presented by other companies. The presentation of promotional and other allowances facilitates an evaluation of the impact thereof on the determination of net sales and illustrates the spending levels incurred to secure such sales. Promotional and other allowances constitute a material portion of our marketing activities.

HANSEN NATURAL CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF SEPTEMBER 30, 2008 AND DECEMBER 31, 2007

(In Thousands, Except Par Value) (Unaudited)

	September 30, 2008	December 31, 2007
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$ 256,436	$ 12,440
Short-term investments	14,838	63,125
Accounts receivable, net	72,972	81,497
Inventories	110,466	98,140
Prepaid expenses and other current assets	9,181	3,755
Deferred income taxes	13,352	11,192
Total current assets	477,245	270,149

INVESTMENTS	109,530	227,085
PROPERTY AND EQUIPMENT, net	11,067	8,567
DEFERRED INCOME TAXES	16,208	14,006
INTANGIBLES, net	25,512	24,066
OTHER ASSETS	584	730
	$ 640,146	$ 544,603

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$ 60,724	$ 56,766
Accrued liabilities	12,277	9,019
Accrued distributor terminations	3,841	4,312
Accrued compensation	5,100	5,827
Current portion of capital leases	673	663
Income taxes payable	5,740	6,294
Total current liabilities	88,355	82,881

DEFERRED REVENUE	37,656	39,555

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Common stock - $0.005 par value; 120,000 shares authorized; 96,785 shares issued and 92,432 outstanding as of September 30, 2008; 95,849 shares issued and 93,191 outstanding as of December 31, 2007	484	479
Additional paid-in capital	110,352	96,749
Retained earnings	485,128	353,648
Accumulated other comprehensive loss	(3,201)	(47)
Common stock in treasury, at cost; 4,354 and 2,658 shares as of September 30, 2008 and December 31, 2007, respectively	(78,628)	(28,662)
Total stockholders' equity	514,135	422,167
	$ 640,146	$ 544,603